Exhibit 99.1

A SPAC III Acquisition Corp.

PFIC Annual Information Statement

This statement is provided to shareholders of A SPAC III Acquisition Corp. (the “Company”) who are United States persons for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and who may be required to file U.S. federal income tax returns. This statement is intended solely to assist such shareholders (“Shareholders”) in determining the U.S. federal income tax consequences of their investment in the Company.

Based on the Company’s financial information for the taxable year beginning January 1, 2025 and ending December 31, 2025, the Company believes that it may be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for such taxable year. The following information is provided to allow a Shareholder of the Company to make an election under Section 1295 of the Internal Revenue Code to treat the Company as a Qualified Electing Fund (“QEF Election”) for U.S. federal income tax purposes.

A QEF election, if made, must be made by the Shareholder and cannot be made by the Company on behalf of any Shareholder. The PFIC rules are complex and may have significant tax consequences. Shareholders are strongly encouraged to consult their own tax advisors regarding the application of the PFIC rules and the advisability of making a QEF election with respect to their investment in the Company.

(1)	This PFIC Annual Information Statement applies to the Company’s taxable year

Beginning	1/1/2025
Ending	12/31/2025

(2)	The Shareholder’s per-share, per-day ordinary earnings and net capital gain information is provided below.

Due to significant changes in the number of shares outstanding during the taxable year as a result of shareholder redemptions, the Company has determined per-share, per-day amounts using a time-segmented methodology that reflects the actual number of shares outstanding during each relevant period.

Segment 1: January 1, 2025 – October 26, 2025

Days: 300

Shares outstanding (Class A and Class B combined): 8,055,000

Entity Name	Ordinary Earnings (US$)	Net Capital Gains (US$)
A SPAC III Acquisition Corp.	0.000616487	NONE

Segment 2: October 27, 2025 – December 31, 2025

Days: 65

Shares outstanding (Class A and Class B combined): 2,337,581

Entity Name	Ordinary Earnings (US$)	Net Capital Gains (US$)
A SPAC III Acquisition Corp.	0.002124334	NONE

We recommend that all U.S. taxpayers consult a tax advisor concerning the overall tax consequences of their ownership in the Company and their U.S. tax reporting requirements

(3)	The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Shareholder during the Company’s taxable period specified in paragraph (1) is as follows:

Cash:	NONE
Fair Market Value of Other Property:	NONE

The Company’s redemption of shares is generally treated as a disposition for U.S. federal income tax purposes. Shareholders should consult their tax advisors regarding the calculation of gain or loss.

(4)	The Company will permit the Shareholder to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the Internal Revenue Code, are computed in accordance with U.S. income tax principles, and to verify these amounts and the Shareholder’s pro rata share thereof.

A SPAC III Acquisition Corp.

Date: March 30, 2026	By:	/s/ Claudius Tsang

	Title:	Chief Executive Officer

Additional Information

The following additional information is supplied to enable the Shareholder to complete IRS Form 8621:

Address of the PFIC:	The Sun’s Group Center,
29th Floor,
200 Gloucester Road,
Wan Chai, Hong Kong

Taxpayer Identification Number:	N/A
Country of Incorporation:	British Virgin Islands
Date of Incorporation:	September 3, 2021